Exhibit 99.1

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

January 14, 2022

Virgin Group Acquisition Corp. II

65 Bleecker Street, 6th Floor

New York, NY 10012

Attn: Board of Directors

RE:	Proxy Statement / Prospectus of Virgin Group Acquisition Corp. II (“VGAC II”) which forms part of the Registration Statement on Form S-4 of VGAC II (the “Registration Statement”).

Dear Members of the Board of Directors:

Reference is made to our opinion letter (“opinion”), dated December 6, 2021, to the Board of Directors (the “Board”) of VGAC II. We understand that VGAC II has determined to include our opinion in the Proxy Statement / Prospectus of VGAC II (the “Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the Board (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF VGAC II,” “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS — Opinion of the Financial Advisor to VGAC II,” “BUSINESS COMBINATION PROPOSAL — Background to the Business Combination,” “BUSINESS COMBINATION PROPOSAL — The VGAC II Board’s Reasons for the Business Combination,” and “BUSINESS COMBINATION PROPOSAL — Opinion of the Financial Advisor to VGAC II” and to the inclusion of our opinion as Annex L to the Proxy Statement / Prospectus. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.